Exhibit 10-A
DONALDSON COMPANY, INC.

COMPENSATION PLAN
FOR
NON‑EMPLOYEE DIRECTORS
As Amended on December 13, 2017,
but Effective January 1, 2018
I. Introduction
The Board of Directors of Donaldson Company, Inc. (the “Company”) has adopted stock ownership guidelines attached hereto as Exhibit A because it believes that it is in the best interests of the Company and its stockholders for non‑employee directors of the Company to have a significant equity interest in the Company in order to align their financial interests with those of the Company’s stockholders. The Company has previously established an automatic equity grant program and a deferred compensation program for non‑employee directors, both of which are intended to assist non‑employee directors in meeting the Company’s stock ownership guidelines. Set forth in writing below are the provisions of both programs combined into one restated plan document entitled the Donaldson Company, Inc. Compensation Plan for Non‑Employee Directors (hereinafter, the “Plan”).
All equity awards granted hereunder, as well as any amounts deferred that are payable in shares of the Company’s common stock, par value of US$5.00 per share (“Common Stock”) are subject to the terms, conditions, and restrictions set forth in under the Company’s 2010 Master Stock Incentive Plan (the “Master Stock Plan”). In the event of any inconsistency between the terms contained herein and in the Plan, the Master Stock Plan shall govern. All capitalized terms that are not defined herein have the meanings set forth in the Master Stock Plan.
II. Plan Year
The Plan shall operate on a calendar year basis.
III. Eligibility
All members of the Board of Directors who are not employees of the Company (“Eligible Directors”) are eligible for the Plan.
IV. Automatic Equity Grant Program
1.Annual Award Grants

(a)
Stock Options. On the first day following January 1 that the New York Stock Exchange is open for trading (the “First Trading Day”), each Eligible Director shall automatically be granted a Non‑Qualified Stock Option with a fair market value (computed as of the date of grant in accordance with applicable financial accounting rules) equal to $70,000 (the “Annual Option Grant”). The number of shares subject to the Annual Option Grant shall be determined using the closing price of the Common Stock on the grant date, and rounding this number to the nearest integer multiple of one hundred (100) shares. With respect to an individual who becomes an Eligible Director during a calendar year after the First Trading Day, such Eligible Director’s Annual Option Grant for that year shall have a fair market value obtained by multiplying $70,000 by a fraction, the numerator of which is the number of whole calendar months remaining in the calendar year and the denominator of which is twelve. Such prorated grant shall be made upon the first trading day of the calendar month, within the Company’s open trading window, following the date such individual becomes an Eligible Director, with the number of shares determined using the closing price of the Common Stock on the grant date, and rounding this number to the nearest integer multiple of one hundred (100) shares.

(b)
Restricted Stock Unit. On the First Trading Day, each Eligible Director shall automatically be granted a Restricted Stock Unit Award with a fair market value (computed as of the date of grant in accordance with applicable financial accounting rules) equal to $70,000 (the “Annual Restricted Stock Unit Grant”). The number of shares subject to the Annual Restricted Stock Unit Grant shall be determined using the closing price of the Common Stock on the grant date, and rounding this number to the nearest integer multiple of one hundred (100) shares. With respect to an individual who becomes an Eligible Director during a calendar year after the First Trading Day, such Eligible Director’s Annual Restricted Stock Unit Grant for that year shall have a fair market value obtained by multiplying $70,000 by a fraction, the numerator of which is the number of whole calendar months remaining in the calendar year and the denominator of which is twelve. Such prorated grant shall be made upon the first trading day of the calendar month, within the Company’s open trading window, following the date such individual becomes an Eligible Director, with the number of shares determined using the closing price of the Common Stock on the grant date, and rounding this number to the nearest integer multiple of one hundred (100) shares.

2.    Award Terms

(a)
Options. All Non‑Qualified Stock Options granted under the Plan shall have: (i) a per share exercise price equal to the closing price of the Common Stock on the day on which such options are granted; and (ii) vesting, expiration and such other terms as provided in the Company’s form of Non‑Employee Director Non‑Qualified Stock Option Agreement attached hereto as Exhibit B.

(b)
Restricted Stock Units. All Restricted Stock Units granted under the Plan shall have vesting and such other terms as provided in the Company’s form of Non‑Employee Director Restricted Stock Unit Award Agreement attached hereto as Exhibit C.

V. Director Deferred Compensation Program
1.    Compensation Covered by the Plan
Eligible Director compensation covered by this Plan includes annual retainers (including committee retainers) generally payable on or shortly after January 1 of each calendar year (hereinafter “Eligible Fees”). The Plan permits Eligible Directors to elect to receive this compensation in one or more of the following methods:

(a)	In cash on a current basis;

(b)	In cash on a deferred basis (a “Deferred Cash Election”); or

(c)	In Company stock on a deferred basis (a “Deferred Stock Election”).
No other compensation or fees otherwise payable to an Eligible Director shall be eligible for an election under this Plan.

Notwithstanding the foregoing, a portion of each Eligible Director’s annual retainer for Board service shall be automatically deferred in Phantom Shares in accordance with Section V.3 below.
2.    Election to Defer
An Eligible Director may elect to defer payment of Eligible Fees under Section V.4 or V.5 of this Plan by filing, no later than the last day of a Plan Year (or by such earlier date as the Plan administrator shall determine), an irrevocable election with the administrator on a form provided for that purpose. The Annual Deferral Election shall be effective with respect to the Eligible Fees payable during the following Plan Year. The Deferral Election Form shall specify an amount to be deferred expressed as a percentage of the Eligible Director’s annual retainer, as provided in the form attached hereto as Exhibit D.
That portion of Eligible Fees for which a valid form has not been timely received by the Company (other than the portion of the annual retainer subject to an automatic exchange election, as provided in Section V.3) will be paid in cash in accordance with the Company’s customary practice of paying such Eligible Fees. Once a Plan Year has commenced, all Deferral Elections under this Plan for such Plan Year shall be irrevocable.
3.    Automatic Receipt of Phantom Shares
In addition to an Eligible Director’s voluntary election provided under Section V.4(b), if any, a portion of each Eligible Director’s annual retainer payable to each Director for service on the Board shall be automatically exchanged for Phantom Shares (in the same manner as provided in Section V.4(b)). The retainer amount automatically exchanged for Phantom Shares shall be $15,000, unless otherwise determined by the Board from time to time but in all events prior to the first day of the Plan Year for which the annual retainer is awarded.
4.    Deferral Elections

(a)	Deferred Cash Election
For Directors who make an Annual Deferred Cash Election, the Company will establish a bookkeeping account for cash deferred for that Plan Year (an “Annual Deferred Cash Account”) and will credit to the Annual Deferred Cash Account the amount of the Eligible Fees earned and deferred by him/her as of the date such fees would normally be payable by the Company (the “Credit Date”). Amounts credited to an Eligible Director’s Annual Deferred Cash Account will be adjusted for gains and/or losses to the same extent that equal amounts would have been adjusted if they had been invested in one or more notional investments designated by the Company. The use of notional investments herein is solely as a device for computing the amount of benefits to be paid under the Plan, and the Company shall not be required to purchase such investments.

(b)	Deferred Stock Election
Eligible Directors may elect to exchange part or all of their Eligible Fees for a Plan Year for the Company’s commitment to issue to such Eligible Directors a fixed number of shares of common stock of the Company at a future date. The Company’s commitment to issue shares shall be referred to as “Phantom Shares” held in an “Annual Deferred Stock Account”.
As of the Credit Date, an Eligible Director shall receive a credit to his or her Annual Deferred Stock Account. The amount of the credit shall be the number of Phantom Shares (rounded to the nearest whole Share) determined by dividing (i) an amount equal to Eligible Fees payable to the Eligible

Director on the Credit Date and specified for deferral, by (ii) the fair market value of one share of Common Stock on such date.
For purposes of this paragraph (b), the following rules shall apply:

(i)	Fair Market Value
The fair market value of each share of Common Stock shall be equal to the closing price of one share of the Company’s common stock on the New York Stock Exchange‑Composite Transactions on the Credit Date as of which Phantom Shares are credited to the Eligible Director’s Deferred Stock Account.

(ii)	No Actual Shares Prior to Distribution
No actual shares of Common Stock shall be issued until the distribution date described below. The Phantom Shares shall not be considered issued and outstanding shares for purposes of stockholder voting rights.

(iii)	Dividend Credit
Each time a dividend is paid on Common Stock, an Eligible Director shall receive a credit to his or her Deferred Stock Account equal to that number of shares of common stock (rounded to the nearest whole share) having a fair market value on the dividend payment date equal to the amount of the dividend payable on the number of Phantom Shares credited to the Eligible Director’s Deferred Stock Account on the dividend record date.

(iv)	Restrictions on Phantom Shares
All Phantom Shares issued under and subject to the terms of this Plan will be issued under the Master Stock Plan (and/or its successor plans) and shall be deemed to be “other stock‑based awards” for purposes of such plan; provided, that except that any Phantom Shares credited before November 19, 2010 are subject to the Donaldson Company, Inc. 2001 Master Stock Incentive Plan.
5.    Distributions of Annual Deferred Accounts

(a)	Timing of Distributions
At the time an Eligible Director’s Annual Deferral Election is made for a Plan Year, each Eligible Director shall specify the time and manner in which his/her Annual Deferred Cash Account and/or Annual Deferred Stock Account shall be distributed. If an Eligible Director does not specify an election for the timing and manner of a distribution, the balance of an Eligible Director’s Annual Deferred Accounts shall be distributed in a lump sum in accordance with option (i) below. The Eligible Director shall be entitled to receive, or to commence receiving, his/her Annual Deferred Accounts as soon as practicable after the following:

(i)	the first anniversary of his/her separation from service (as that term is defined under Section 409A of the Code) with the Company; or

(ii)	a specified date or specified age set by him/her.

(b)	Manner of Distribution
Each Eligible Director shall be entitled to receive the balance in his/her Annual Deferred Accounts in any one of the following manners:

(i)	in a lump sum; or

(ii)
in annual installments over a period of years stipulated by him/her not to exceed ten (10). The amount of the installments will be determined by annually dividing the value of the benefits in the Account by the number of installments remaining to be paid.

Notwithstanding anything to the contrary above, the Company may make an immediate lump sum payment of the Eligible Director’s Annual Deferral Accounts if the balance of such Accounts, combined with any other amounts required to be treated as deferred under a single plan pursuant to Section 409A of the Code, does not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code, provided any other such aggregated amounts are also distributed in a lump sum at the same time.
Each Eligible Director’s Annual Deferred Stock Account shall be distributed in Common Stock.

(c)	Distribution in Event of Death
In the event of the Eligible Director’s death, either before or after commencement of payments, distribution of the Eligible Director’s entire Account balance will be made in a single lump sum to the beneficiary named by the Eligible Director (on such form or forms prescribed by the Plan administrator) or to that person who would have a right to receive such distribution by will or by the applicable laws of descent and distribution.

(d)	Distribution to Specified Employees
Notwithstanding any other provision in this Plan, in the event that an Eligible Director in this Plan is determined to be a “specified employee” (as that term is defined under Section 409A of the Code), any distribution to the Eligible Director on account of the Eligible Director’s separation from service shall be delayed as necessary to comply with the requirements of Section 409A of the Code.

(e)	Distribution in Event of Change of Control
Notwithstanding any other provision of this Plan, in the event of a Change of Control (as defined below), each Eligible Director who separates from service with the Company for any reason during the two (2) year period following such Change of Control shall receive within ten (10) business days after the date of separation the following:

(i)
If a Eligible Director has a balance in an Annual Deferred Cash Account, a lump sum payment of the entire balance contained in his/her Annual Deferred Cash Account, together with applicable earnings adjustment, on the average daily balance in such Deferral Account for the period since the last earnings adjustment through the date of separation; and

(ii)	If an Eligible Director has a balance in an Annual Deferred Stock Account, a distribution of the number of shares represented by the Phantom Shares issued pursuant to such election; and

Notwithstanding paragraph (e)(i) above, with respect to any Eligible Director who separated from service before the date of a Change of Control, the balance of the Annual Deferred Accounts shall be paid at the time and in the manner as elected by the Eligible Director (and shall not be commuted to a lump sum or otherwise accelerated by the Change of Control). For purposes of this section, a “Change of Control” shall have the meaning given to such phrase in the Company’s 401(k) Excess Plan, as may be amended from time to time.
VI. General Provisions
1.    Unsecured Obligation
The amounts credited to each Eligible Director’s Account shall not be held by the Company in a trust, escrow or similar fiduciary capacity, and neither the Eligible Director, nor any legal representative, shall have any right against the Company with respect to any portion of the Account except as a general unsecured creditor of the Company.
2.    Administration of the Plan
The Plan shall be administered by the Human Resources Committee of the Board of Directors.
3.    Amendment, Termination and Governing Law
This Plan may be amended or terminated at any time by the Board of Directors or the Human Resources Committee of the Board of Directors. This Plan shall be construed and enforced in accordance with the laws of the state of Delaware, except with respect to its rules relating to conflicts of law.
4.    Cautionary Statement
Eligible Directors should be aware that their participation in the Plan involves the following risks, among others:

(a)
Balances in the Annual Deferred Accounts represent unfunded, unsecured general obligations of the Company. If the Company is unable to pay its debts as they become due, Eligible Directors may not be able to collect the balances in their Annual Deferral Accounts.

(b)
The value of an Eligible Director’s Non‑Qualified Stock Options, Restricted Stock Unit and Phantom Shares will depend on the value of the Company’s Common Stock. An investment in the Company’s Common Stock involves risk. Eligible Directors are encouraged to review the Company’s filings with the U.S. Securities and Exchange Commission for a description of some of the risk factors associated with an investment in the Company’s Common Stock.